VIAVI SOLUTIONS INC.

AMENDMENT TO STOCK OPTION AGREEMENT

This Amendment to Stock Option Agreement (this “Amendment”) is entered into as of December 11, 2023, by and between Viavi Solutions Inc., a Delaware corporation (the “Company”), and Oleg Khaykin (the “Holder”).
WHEREAS, the Company has granted to the Holder, pursuant to a Stock Option Agreement dated February 15, 2016 (the “Option”), a non-qualified stock option to purchase 1,180,257 shares of Common Stock of the Company (the “Common Stock”) at an exercise price of $5.95 per share, which was granted outside of the Company’s 2003 Equity Incentive Plan, as amended and restated; and
WHEREAS, the Holder and the Company wish to amend the Option to (i) provide that the withholding of shares of Common Stock otherwise deliverable upon exercise of the Option shall be the sole method of payment of the Holder’s exercise price and taxes due upon exercise of the Option and (ii) provide for certain terms governing the timing of the exercise of the Option.
NOW, THEREFORE, the parties hereby agree as follows:
1.    Amendments Relating to Method of Payment of Exercise Price and Taxes.
Section (4) of the Option Agreement shall be replaced in its entirety with the following:
“4. Method of Payment of Exercise Price and Taxes. Withholding of Shares otherwise deliverable upon exercise of the Option, which have a fair market value on the date of exercise equal to the sum of (i) the aggregate Exercise Price of the Shares as to which the Option is being exercised and (ii) the applicable Tax Withholding Obligations shall be the sole method of payment of the Exercise Price and the applicable Tax Withholding Obligations. For the avoidance of doubt, the Tax Withholding Obligations shall not exceed the amount necessary to satisfy the Company’s minimum tax withholding obligations, unless the Grantee previously elected a higher tax withholding rate with respect to the Grantee’s other stock awards, in which case, such Tax Withholding Obligations shall be based on such higher tax withholding rate. The closing price of the Shares on the last trading day prior to the date of exercise shall be used to determine the number of Shares, which shall be withheld for this purpose.”
Section 3(g) of the Option Agreement shall be replaced in its entirety with the following:
“(g) Taxes.
(i) No Shares will be delivered to the Grantee or other person, pursuant to the exercise of the Option until the Grantee has satisfied applicable income tax, employment tax, and social security tax withholding obligations (the “Tax Withholding Obligations”). The Tax Withholding Obligations shall be satisfied as set forth in Section 4.

(ii) The Grantee acknowledges that the exercise of the Option, the holding of Shares subsequent to exercise and the disposition of any such Shares have significant tax consequences. The Grantee further acknowledges that satisfaction of all tax obligations applicable to the Grantee in connection with the Option or the Shares acquired pursuant to the Option is the sole responsibility of the Grantee. The Company cannot provide any advice to the Grantee with respect his or her personal income tax obligations. The Grantee should consult with the Grantee’s own tax advisor before the exercise of the Option and before the disposition of any Shares acquired upon exercise of the Option.”
2.    Amendments Relating to Timing of Exercise.
Section (3)(a) of the Option Agreement shall be replaced in its entirety with the following:
“(a) Right to Exercise.
Any vested and unexercised Shares subject to the Option will be automatically exercised on February 14, 2024 if the fair market value of such Shares exceeds the aggregate Exercise Price of such Shares, irrespective of whether the Grantee is in possession of material nonpublic information.
Section 3(f) of the Option Agreement is hereby deleted in its entirety and replaced with the following:
“(f) Method of Exercise. Except as otherwise set forth in Section 4, the Option shall be exercisable only by delivery of an electronic or written exercise notice in the form determined by the Administrator from time to time which shall state the election to exercise the Option, the whole number of Shares in respect of which the Option is being exercised, such other representations and agreements as to the holder’s investment intent with respect to such Shares and such other provisions as may be required by the Administrator. Such exercise notice shall be signed (or digitally authenticated if in electronic form) by the Grantee and shall be delivered in person, by certified mail, or by such other method as determined from time to time by the Administrator to the Company accompanied by payment of the Exercise Price. Except as otherwise set forth in Section 4, the Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price.”
2.    No Other Amendments. Except as expressly amended by this Amendment, all other terms and conditions of the Option shall remain in full force and effect without any modification or amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

                    VIAVI SOLUTIONS INC.
                    By: /s/ RICHARD BELLUZZO
                    Richard Belluzzo
                    Chair of the Board of Directors

ACCEPTED AND AGREED:

/s/ OLEG KHAYKIN
Oleg Khaykin
President and Chief Executive Officer
Signature Page to Amendment to Stock Option Agreement